Exhibit 10.36

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into as of March 2, 2018, but is effective as of March 1, 2018 (the “Effective Date”), by and between Twist Bioscience Corporation, a Delaware corporation with offices at 455 Mission Bay Blvd South, San Francisco, CA 94158 (“Twist”), and Ginkgo Bioworks, Inc., a Delaware corporation with offices at 27 Drydock Avenue, 8th Floor, Boston, Massachusetts 02210 (“Customer”).

1. RELATIONSHIP

1.1 General.

(a) Transactions Generally. During the Supply Term (as defined below), Customer may issue a blanket purchase order under which, from time to time, subject to the terms of this Agreement, Customer may issue individual orders (each a “Transaction”) for (i) synthesis of certain designated DNA products (“Clonal Products” & “Non-clonal Sequences” as defined below) based on Sequence Submissions as defined below (“Deliverables,” and each synthesized sequence individually, a “Deliverable”), or (ii) any Additional Services (as defined in Section 1.1(d) below). Twist will use all commercially reasonable efforts to confirm acceptance of any Transactions within [***] of receipt of such Transaction, subject to the terms of this Agreement. The Deliverables consist of:

(i)	“Clonal Products” which consist of the following:

(a)	“300-1,000bp Clonal Genes” which are defined as clonally perfect genes greater than 300 base pairs but less than or equal to 1.0 kilobase pairs (“kbp”) in length;

(b)	“Short Clonal Genes” which are defined as clonally perfect genes greater than 1.0 kbp but less than or equal to 1.8 kbp in length;

(c)	“Clonal Genes” which are defined as clonally perfect genes greater than 1.8 kbp but less than or equal to 3.2 kbp in length; and

(d)	“Long Clonal Genes” which are defined as clonally perfect genes greater than 3.2 kbp but less than or equal to 5 kbp in length.

(ii)	“Non-clonal Sequences” which consist of the following:

(a)	“Non-clonal Sequences (1.8kB)” which are defined as linear DNA greater than 300 base pairs but less than or equal to 1.8 kbp in length with a maximum error rate of [***] including adapter sequences.

(b)

“Non-clonal Sequences (3.2kB)” which are defined as linear DNA greater than 1.8 kbp base pairs but less than or equal to 3.2 kbp in length with a maximum error rate of [***] including adapter sequences.

(b) Deliverables. If Customer desires that Twist create any Deliverables, Customer shall provide Twist with genetic sequences to be synthesized (each a “Sequence Submission”) and a corresponding Transaction consistent with this Agreement. If any such Sequence Submission requests Deliverables that do not meet the Sequence Guidelines (as defined below in Section 1.5), upon receipt of any such Sequence Submission, Twist will use commercially reasonable efforts to analyze and score such Sequence Submission pursuant to the Sequence Guidelines. Upon completion of such analysis, and in no event later than [***] after receipt of any such Sequence Submission, Twist will notify Customer of the results in writing, and Customer shall have the opportunity to, at Customer’s discretion, revise such Sequence Submission and re-submit the Sequence Submission to Twist, to confirm its desire to include such Sequence Submission in the Transaction if it has a score of [***], or to remove/cancel such Sequence Submission from the Transaction. The foregoing process may be repeated as many times as desired by Customer. Twist shall be obligated to accept any Transactions with respect to Sequence Submissions that meet the Sequence Guidelines, and with respect to any other Sequence Submissions that have a score of [***] as determined in accordance with the process stated above, subject to Section 1.5; provided that the Deliverables ordered in such

‡	Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.

Transaction do not exceed the applicable maximum length restrictions described in the following sentence. Customer agrees that Deliverables will not exceed the maximum length described in the definition of each Deliverable in Section 1.1 (a) above), provided that Twist may in its discretion offer to increase the permitted number of base pairs in Deliverables by written notice to Customer (in which case the definitions above shall be automatically modified to reflect such increase for such particular Transaction). Twist shall notify Customer of the acceptance (or partial acceptance) of each Transaction within [***] of receipt of such Transaction with respect to Sequence Submissions meeting the Sequence Guidelines and within [***] of receipt by Twist of Customer’s confirmation to proceed with such Sequence Submission in light of the relevant score determination of [***] as set forth above with respect to Sequence Submissions not meeting the Sequence Guidelines and not canceled by Customer as provided above. Twist will initiate synthesis when new Transactions totaling at least [***] have been placed (“Minimum Size Order”). High Priority Clonal Sequences are exempt from the Minimum Size Order as described below. Customer may submit individual Transactions for any number of Deliverables. For clarity, the distinction between Minimum Size Order and Transaction gives Customer the ability to group related Deliverables for tracking purposes and to ensure minimum yields (as defined below under Reasonable Efforts) for the Transaction and gives Twist the ability to aggregate efficient batches for manufacturing. Notwithstanding Section 8.6, the ordering and scoring process described above may be conducted by the parties via email or other electronic means as agreed by the parties. Twist will use commercially reasonable efforts to create the Deliverables under accepted Transactions and to produce and deliver to Customer such Deliverables, subject to Sections 1.5 and 1.8, and to ensure that the Deliverables conform to the relevant Transaction, all in accordance with the terms and conditions of this Agreement, the Transaction, and the Sequence Submission. In the event that, despite its commercially reasonable efforts, Twist determines that its efforts to synthesize any Sequence Submission have failed, Twist will promptly communicate such determination to Customer.

(c) High Priority Sequences. The parties agree that Twist will use a first pass protocol to synthesize Deliverables for Transactions it has accepted. If Twist delivers at [***] of the Non-clonal Sequences in a given Transaction or [***] of Clonal Products in a given Transaction, it may, at its discretion and following written notice to Customer, abandon attempts to construct the remaining Deliverables in the Transaction, provided that any ordered and undelivered Deliverables will still count towards the Quarterly Minimums (defined below). Customer may order Clonal Products as high-priority sequences (“High Priority Clonal Sequences”), and such High Priority Clonal Sequences will be put on highest priority on each production step and include [***] which should yield a final pass rate up to [***]. Customer shall clearly designate in writing any High Priority Clonal Sequences in the Transaction and the special pricing for such High Priority Clonal Sequences specified in Section 2 below shall apply. No more than [***] of orders in any single month may be designated as High Priority Clonal Sequences. High priority Clonal Sequences will count towards the Minimums (defined below).

(d) Additional Services. Customer may request that Twist perform additional services, which may include using a vector provided by Customer (a “Customer Vector”) to provide the Deliverables (“Additional Services”), in each case subject to the terms of this Agreement and (except for using a Customer Vector to provide Deliverables) subject to Twist’s prior written agreement to perform such Additional Services (not to be unreasonably withheld so long as such Additional Services are substantially related to Twist’s other activities hereunder and Twist has the ability, expertise and capacity to perform them), provided that if the fees for such Additional Services are not provided Customer and Twist shall agree on the fees in writing for such Additional Services prior to Twist performing any such Additional Services and Twist will then use commercially reasonable efforts to perform such Additional Services. The parties agree to a [***] for each new customer vector that must be validated by Twist.

(e) Modification of Transactions. Except as expressly provided herein, Customer may not cancel any Transactions once accepted by Twist. In connection with ordering and delivering services and products hereunder, Twist and Customer may employ their standard forms, but no additional terms contained in any Transaction or other form shall bind either party or be construed to modify or amend the terms of this Agreement and, in the event of any conflict with the terms hereof, this Agreement shall control.

1.2 Cooperation; Customer Materials. Customer hereby grants to Twist a non-exclusive, non-transferrable license during the Term to use and develop the sequences and other information provided in the Sequence Submission and the Customer Vectors (collectively, the “Customer Materials”) for the sole purpose of providing the services ordered by Customer hereunder (including without limitation to synthesize Deliverables and perform Additional Services). Customer acknowledges that Customer’s timely cooperation and provision of complete and accurate information (“Cooperation”) is essential to the performance of the services hereunder. If Customer fails to provide Cooperation to Twist, Twist will not be liable for any deficiency or delay in performing any services to the extent arising from a failure to provide Cooperation.

1.3 Minimum Volume Commitment.

(a) Customer agrees to place Transactions for Deliverables meeting the Sequence Guidelines or otherwise meeting the criteria for acceptance (including the kbp limits) as provided in Section 1.1(b) (“Acceptable Transactions”) for at least the quarterly minimum volume commitments as provided in Exhibit A, attached hereto and incorporated herein, (the “Quarterly Minimums”). Customer agrees to place Transactions for approximately One Billion, Three Hundred Million (1,300,000,000) base pairs of DNA or at least [***] prior to the end of the Supply Term (collectively, the “Total Minimum” and with the Quarterly Minimums, the “Minimums”), where the Total Minimum is subject to all adjustments (as defined and further described in this Section 1.3). Customer will provide to Twist a non-binding, rolling three (3) month forecast of anticipated Product demand by the 15th of each month. The distribution of products that makes up a Quarterly Minimum for a future quarter may be increased or decreased by no more than [***] at Customer’s sole discretion, so long as Customer provides prior written notice to Twist of such adjustment at least one quarter in advance; adjustments of up to [***] may be made at Customer’s sole discretion so long as Customer provides prior written notice to Twist at least two quarters in advance. The Parties acknowledge that quarterly product demand may vary; provided however that prices provided herewith reflect a maximum of [***] of Deliverables ordered being comprised of Long Clonal Genes.

(b) The Minimums will be modified under the following scenarios:

(i)	for any quarter that the Long Clonal Genes product is not available, the Minimum Volume Commitment is reduced by the volume listed in the table below for that product in that quarter;

(ii)

for any quarter in which an Application Program Interface feature (defined in Section 1.10) is not available for a product, the Minimum Volume Commitment is reduced by [***] of the volume listed in the table below for that product in that quarter;

(iii)

for any Deliverables where average Standard TAT (as defined in Section 1.7) measured over two consecutive quarters is more than [***] than Standard TAT, Customer’s commitment for that product for the following two quarters shall be reduced by [***]; and

(iv)

in the event average yield for a Clonal Product measured over two consecutive quarters is greater than [***], Customer’s commitment for that Clonal Product for the following two quarters shall be reduced by the corresponding number of genes.

For the avoidance of doubt, any and all Transactions placed by Customer in accordance with this Agreement on or after the beginning of the Supply Term and before the expiration of the Supply Term and meeting the Sequence Guidelines, regardless of when such order is delivered or not delivered as further provided herein, will be applied against the Minimums.

(c) If, within the [***] after the end of each of the [***] quarters (i.e., 3 month period) of the Supply Term, Customer determines that the actual yield for Clonal Products exceeds [***] aggregated across the preceding quarter, then Customer shall provide Twist written notice of such occurrence (a “High Yield Event”). In the event of a High Yield Event Twist will, upon request by Customer, adjust down the Quarterly Minimums over the aggregate of the next immediate succeeding quarter to reflect such overage from the previous quarter’s High Yield Event “(High Yield Adjustment”), provided that in no case will the Quarterly Minimums be reduced below [***] of the original Quarterly Minimum for such month.

(d) In the event that Customer fails to place sufficient acceptable Transactions in accordance with the Agreement for the Minimums measured every 6 months from the start of the agreement, Customer agrees to pay Twist an amount equal to [***] per Deliverable times the difference between the scheduled volume in Exhibit A (including any modifications as described above) and the amount actually ordered during such 6-month period (a “Shortfall Payment”) within [***] of Twist’s invoice therefor.

1.4 Sequence Guidelines. Twist will provide Customer with its current sequence guidelines (the “Sequence Guidelines”). In the event that Twist, in its sole discretion, issues an updated set of Sequence Guidelines, this Agreement will be amended to include such updated Sequence Guidelines. For clarity, such Sequence Guidelines shall at all times be consistent with those offered generally to Twist’s other customers for similar services. However, if such Sequence Guidelines are reasonably determined by Customer to be more restrictive than the then-current

Sequence Guidelines under this Agreement, then Customer may reduce the Quarterly Minimums proportionally to the degree that that Sequence Guidelines become more restrictive. Any updates shall apply to Transactions placed more than ten (10) days after Customer’s receipt of the updated Sequence Guidelines. Sequence Guidelines may be in the form of an algorithm or as a descriptive list of guidelines. The initial Sequence Guidelines are as follows:

(a) To be in conformance with the Sequence Guidelines, the Sequence Submission must contain: [***]

(b) [***]

Twist will score each received Sequence Submission for complexity on a scale of 1 (simple) – 5 (very complex) using its algorithms.

Sequence Guidelines for Non-clonal Sequences are the same as for Clonal Products. Non-clonal Sequences include a short standardized adapter sequence on each end. Twist has their own preferred adapter sequence however if Customer requires their own adapter sequence they must provide Twist the opportunity to verify the Customer adapter sequence in Twist processes.

In addition, Customer will provide Twist with prior written notice of any Transaction that Customer believes, to the best of its knowledge, meets the definition of “Toxic Sequences” as described in Exhibit B, where such Exhibit B may be updated from time to time by Customer at its discretion or by the Parties mutual agreement.

The Sequence Guidelines and all related algorithms are Confidential Information of Twist.

1.5 Termination of a Transaction. Twist may terminate a Transaction, in Twist’s sole discretion and upon prior written notice to Customer, if Twist determines that such cancellation is reasonably necessary for biosecurity, biosafety, patent infringement, including without limitation any export restrictions. No terms other than as provided herein will be binding on either party.

1.6 [***]

1.7 Delivery; Inspection.

(a) Twist will ship the Deliverables to Customer at the address provided in the Transaction Ex Works (Incoterms 2010). All Deliverables will be shipped as follows:

Quarters 1-4: [***]

Quarters 5-8: [***]

Quarters 9-12: [***]

Quarters 3-16: [***]

The first number in each cell indicates the normal number of business days for delivery after purchase order acceptance. The second number in each cell indicates the outside number of business days after purchase order acceptance (“Maximum TAT”). After the Maximum TAT, Customer may choose to cancel the order at no cost but, for clarity, the ordered sequences not delivered by the Maximum TAT will still count towards the Minimums.

To smooth demand on capacity, Customer may submit a large Transaction of Deliverables that Customer wishes to be exempt from turnaround time requirements provided herein (a “Low Priority Transaction”). Twist will acknowledge receipt of Low Priority status within [***]. Customer may also change the priority status of existing Transactions depending upon Customer’s requirements. Proposed changes in the status of existing Transactions shall be discussed by the parties at the next scheduled weekly meeting between Twist and Customer and mutually agreed to by the parties in writing. Any existing Transaction for which its priority status is changed from a lower priority to a higher priority will have the turnaround time of the new priority effective [***] from the date the change in priority was agreed to by the parties.

The provisions of this Section 1.7(a) shall be Customer’s sole and exclusive remedy for Twist’s failure to timely deliver the Deliverables. All deliveries will be via overnight courier. [***]

(b) All Deliverables will be delivered in 96- or 384-well plates along with an associated plate map. Clonal Products can be delivered in Twist’s in-house maintenance vector, or in a Customer Vector, at Customer’s discretion and as noted in the relevant Transaction. The minimum acceptable yield for Clonal Products is [***] but Customer may accept lower yields in its sole discretion. The minimum acceptable yield for Non-clonal Sequences is [***] of size-verified DNA but Customer may accept lower yields in its sole discretion.

(c) Twist will ship the Deliverables in a single shipment upon completion of the relevant Transaction or, at Customer’s written request, whenever at least [***] Deliverables are ready to ship.

(d) If Customer reasonably determines that any Deliverables do not materially comply with the relevant Sequence Submission, Customer shall have [***] from receipt of such Deliverables (the “Test Period”) to provide Twist with written notice specifying how the Deliverables fail to conform and, if requested by Twist, return the non-conforming Deliverables to Twist. Following the notice of non-conformity, unless Twist reasonably determines that the Deliverables do in fact conform, Twist shall, as directed by Customer, [***]. If Customer fails to provide written notice of non-conformity during the Test Period, the relevant Deliverables will be deemed accepted. The foregoing shall be Customer’s sole and exclusive remedy for any Deliverables that fail to conform.

1.8 Restrictions on Deliverables.

(a) Twist’s standard cloning plasmids serve only as carriers for the de novo synthesized DNA only and shall not be used for any other purpose, including without limitation for expression. Twist makes no representation or warranty that the combination of these plasmids with specific de novo synthesized DNA will not infringe any third party patents or rights. Twist does not accept responsibility for the correctness of the vector backbone sequence, the presence or absence of restriction sites, antibiotic markers, promoters or other sequence elements in the vector backbone that were not created by Twist.

(b) Deliverables are intended for research use only and not for use in human and/or animal diagnostic procedures, and Customer agrees to follow any reasonable applicable use restrictions that are provided to Customer by Twist in writing. Should Customer use such Deliverables for any purpose other than internal research, Customer is solely responsible for qualifying such Deliverable for such use and obtaining any intellectual property rights that might be required, and Twist shall have no liability for such use.

1.9 Export Control. Deliverables may be subject to United States, European Union and local export-control laws and regulations. Customer may not, directly or indirectly, sell, export, re-export, transfer, divert, or otherwise dispose of any such Deliverables or related information (including products derived from or based on the Deliverables or information) to any destination, entity, or person prohibited by United States, European Union or local laws or regulations. Upon written request from Twist, Customer shall promptly provide Twist with information that Customer processes or to which it has access as needed for completion of exportation or importation governmental processes, including licensing, with respect to Twist’s performance under this Agreement.

1.10 Application Program Interface (“API”). Twist will provide to Customer a fully automated interface for placing Transactions dependent on Customer signing a separate API agreement for use. The API will enable Customer to validate, score, quote, and place Transactions for all product categories programmatically. Furthermore, the API will enable Customer to query the status of placed Transactions and receive information about success or failure of the Deliverables within the Transaction at multiple points in the synthesis process. The API is expected to be fully operational by the commencement of the Agreement. Within [***] of the commencement of the Agreement, the API will support customer vector setup.

1.11 [***]

1.12 Project Management. At Customer’s option, Twist will assign a dedicated project manager to handle Customer orders, Customer Vector onboarding and order fulfillment.

2. FEES AND TAXES

2.1 In consideration of Twist’s performance of the services pursuant to this Agreement, Customer will pay to Twist the fees provided below (the “Fees”).

For Deliverables: [***]

Unclonable Genes

Upon agreement between Customer and Twist, Twist will supply “in-process” Non-clonal Sequences for Deliverables that are deemed “unclonable” at a price of [***]. Non-clonal Sequences will meet normal specifications for that product category.

2.2 Twist will invoice Customer upon shipment of the Deliverables. All undisputed invoiced amounts shall be due [***] from the date of invoice. If Customer disputes any amount for which Twist seeks payment, Customer shall provide Twist with prompt written notice of the amount disputed and the basis therefor, and the parties will work together in good faith to resolve the matter. Overdue payments will be subject to interest at the rate of [***] The Fees are nonrefundable except as expressly set forth herein. Customer will, in addition to the other amounts payable under this Agreement, pay any and all applicable customs, duties, sales, use, value added or other taxes, federal, state or otherwise, however designated, which are levied or imposed by reason of the transactions contemplated by this Agreement (excluding taxes based on Twist’s net income).

3. CONFIDENTIALITY

3.1 Duty. Each party will retain in confidence the non-public information and know-how disclosed or otherwise made available by the other party pursuant to this Agreement which should reasonably be understood to be confidential by a reasonable recipient (the “Confidential Information”). For clarity, the Twist Materials (as defined in Section 4.2 below) shall be Twist’s Confidential Information and the Customer Materials shall be Customer’s Confidential Information. Notwithstanding anything to the contrary herein, Customer agrees that Twist may, during and after the Term, use any generally applicable data or information developed by Twist or acquired from a third party while performing the services herein on an aggregated, non-Customer identifiable basis, provided that the foregoing shall not entitle Twist to use or disclose the Customer Materials or Customer Confidential Information except to provide the services herein and produce the relevant Deliverables. The receiving party hereby agrees to: (a) preserve and protect the confidentiality of the disclosing party’s Confidential Information; (b) refrain from using the disclosing party’s Confidential Information except as contemplated herein; and (c) not disclose such Confidential Information to any third party except to employees, agents and subcontractors as is reasonably required in connection with the performance of this Agreement or the exercise of rights hereunder (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein). The receiving party agrees to immediately notify the disclosing party of any unauthorized disclosure or use of any of the disclosing party’s Confidential Information and to assist the disclosing party in remedying such unauthorized use or disclosure by taking such steps as are reasonably requested. Upon the disclosing party’s request or within thirty (30) days after termination of this Agreement, the receiving party will return to the disclosing party or, on the disclosing party’s request, destroy all of the disclosing party’s Confidential Information and materials containing any Confidential Information of the disclosing party in the receiving party’s possession.

3.2 Exceptions. Notwithstanding the foregoing, the receiving party may disclose Confidential Information of the other party which is: (a) already publicly known without breach of this Agreement; (b) discovered or created by the receiving party without use of, or reference to, Confidential Information provided by the disclosing party, as shown in the receiving party’s written records; or (c) otherwise known to the receiving party through no wrongful conduct of receiving party. If the receiving party is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information of the disclosing party, such disclosure shall not be a violation of this Agreement provided that the receiving party shall give the disclosing party prompt written notice of such requirement or order and provide reasonable assistance to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure. Moreover, the receiving party may disclose any Confidential Information hereunder to any court of competent jurisdiction as reasonably required to resolve any dispute between the parties hereto.

3.3 Remedies. Each party agrees and acknowledges that any breach or threatened breach of this Section 3 may cause irreparable injury to the disclosing party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the disclosing party will be entitled to seek injunctive relief against the threatened breach of this Agreement or the continuation of any such breach by the receiving party, without the necessity of proving actual damages or posting any bond, in addition to any other rights or remedies provided by law.

4. PROPRIETARY RIGHTS

4.1 Customer Materials. The parties acknowledge that Customer will retain ownership of the Customer Materials.

4.2 Twist Materials. The parties acknowledge that Twist will retain ownership of any and all gene synthesis technology, inventions, works of authorship, documents, diagrams, data, drawings, information, concepts, designs, algorithms, software, ideas, know-how, processes, protocols and other technology materials owned or developed by Twist in connection with its performance of any services pursuant to this Agreement (other than the Deliverables, Customer Vectors and any other items listed above to the extent that they cannot exist and be used without use or disclosure of Customer Confidential Information) including any updates, derivatives, modifications, or improvements thereof or thereto (collectively, “Twist Materials”). The Twist Materials shall include any Twist vectors.

4.3 Deliverables. Subject to the terms and conditions of this Agreement, Customer shall own all right and title to the Deliverables, provided, however that such rights in the Deliverables shall not include any rights in or to the Twist Materials, provided that Twist will grant and does hereby grant to Customer and its Affiliates (as defined in Section 8.7 below) a perpetual, non-exclusive, fully paid-up worldwide, sublicensable license to use Twist Materials incorporated into the Deliverables, in each case solely as incorporated into the Deliverables and subject to the terms and conditions of this Agreement.

4.4 Reservation of Rights. Except as otherwise expressly provided herein, nothing in this Agreement will be deemed to grant, directly or by implication, estoppel, or otherwise, any right or license with respect to a party’s intellectual property or materials, and each party retains all right, title, and interest in such property and materials, including without limitation (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, and registrations and applications for the registration thereof, together with all goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs), and registrations and applications for the registration thereof, and (d) trade secrets, know-how and other confidential and proprietary information.

5. WARRANTIES; DISCLAIMER AND LIMITATION OF LIABILITY

5.1 Customer Warranties. Customer represents and warrants that (a) Customer has the right to provide and license the Customer Materials as provided in this Agreement, including without limitation the right to allow Twist to create the Deliverables as provided herein, (b) Twist’s use of the Customer Materials as provided herein will not violate any contract, or applicable law or regulation, and (c) to Customer’s knowledge, the Customer Materials do not infringe on or violate any third-party intellectual property rights.

5.2 Disclaimer and Limitation of Liability. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, TWIST MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, WITH RESPECT TO ANY SERVICES PROVIDED UNDER THIS AGREEMENT, DELIVERABLES, THE API, ADDITIONAL SERVICES, OR ANY OTHER MATERIAL PROVIDED HEREUNDER. TWIST SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, THOSE WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OR TRADE, OR ANY WARRANTIES REGARDING NON-TWIST ITEMS, AND ALL SUCH WARRANTIES ARE HEREBY EXCLUDED TO THE FULLEST EXTENT PERMITTED BY LAW. EXCEPT AS EXPRESSLY PROVIDED HEREIN, ANY SERVICES PROVIDED UNDER THIS AGREEMENT, DELIVERABLES, THE API, AND ADDITIONAL SERVICES ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS. IN NO EVENT WILL TWIST’S LIABILITY ARISING UNDER THIS AGREEMENT EXCEED THE FEES PAID BY CUSTOMER TO TWIST HEREUNDER IN THE TWELVE (12) MONTHS PRECEDING THE CLAIM UNDER WHICH SUCH LIABILITY AROSE. IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS, REVENUE, GOODWILL, OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, OR FOR ANY CLAIM OR DEMAND BY ANY THIRD PARTY, HOWEVER CAUSED AND (TO THE FULLEST EXTENT PERMITTED BY LAW) UNDER ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT THE AMOUNTS PAYABLE HEREUNDER ARE BASED IN PART ON THESE LIMITATIONS, AND THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

6. INDEMNIFICATION

6.1 Twist will defend or settle, at its own expense, any third-party action against Customer or its officers, directors, employees, agents, successors, or assigns to the extent based on a claim that any Twist Materials infringe or otherwise violate such third-party’s U.S. trade secret or U.S. copyright, and will pay such damages or costs as are finally awarded against Customer attributable to such claim. Should any Twist Materials become, or in Twist’s opinion be likely to become, the subject of such an infringement claim, Twist may, at its option, (a) procure the right to use the Twist Materials; (b) replace or modify, in whole or in part, the Twist Materials to make it non-infringing; or (c) terminate the Agreement and refund the Fees paid for any affected Deliverables supplied to Customer. Twist assumes no liability under this Section 6.1 for: (i) the Deliverables, (ii) any compliance with the Sequence Submission; or (iii) any Customer Materials or Twist’s use of such Customer Materials as provided in this Agreement; and Customer will indemnify, defend, and hold harmless Twist and its officers, directors, employees, agents, successors, and assigns against any damages, losses, and expenses (including reasonable attorneys’ fees) arising from any third-party action against Twist or its officers, directors, employees, agents, successors, or assigns to the extent based on a claim that services provided under this Agreement, Deliverables, or Additional Services infringe or otherwise violate such third-party’s intellectual property or other proprietary rights due to any of (i) through (iii) (inclusive).

6.2 The indemnification obligations set forth in Section 6.1 are contingent upon the indemnified party: (a) promptly notifying the indemnifying party of the claim for which indemnification is sought; (b) giving the indemnifying party sole control of the defense and settlement of the action, provided that any settlement that imposes any material obligation on the indemnified party will require the indemnified party’s prior written consent, not to be unreasonably withheld or delayed; and (c) giving the indemnifying party all reasonable cooperation and assistance in its defense or settlement of the action at the written request and expense of the indemnifying party. THIS SECTION 6 SETS FORTH TWIST’S ENTIRE LIABILITY AND OBLIGATION, AND CUSTOMER’S SOLE REMEDY, FOR ANY CLAIM OF INFRINGEMENT OR VIOLATION OF ANY INTELLECTUAL PROPERTY RIGHTS HEREUNDER.

7. TERM AND TERMINATION

7.1 Term. Unless earlier terminated as provided in this Section 7, this Agreement will be effective as of the Effective Date and will continue thereafter until the end of the Supply Term (the “Term”). The “Supply Term” shall start on March 1, 2018 and shall end forty eight (48) months after the Effective Date.

7.2 Termination by Mutual Agreement. At any time during the Term, the Agreement may be terminated upon the mutual written consent of the Parties.

7.3 Termination for Specified Change in Control. Twist shall provide Customer [***] prior written notice (a “Specified Change in Control Notice”) of any Specified Change in Control (as defined below). Customer may terminate this Agreement in its sole and absolute discretion upon written notice given to Twist not later than [***] after the receipt of such Specified Change in Control Notice. For purposes of this Agreement, “Specified Change in Control” means the consummation of a merger or sale of Twist or of substantially all of the assets of Twist to which this Agreement applies, in each case, with or to a Specified Party or an Affiliate thereof; provided, that a Specified Change in Control shall not include any bona fide investment transaction, in which Twist issues shares of its capital stock to the investor(s) participating in such bona fide investment transaction, and (ii) “Specified Party” means [***]

7.4 Termination for Material Breach. Either party may terminate this Agreement for the material breach of the other party upon sixty (60) days’ prior written notice to such other party describing such breach in reasonable detail and upon providing an opportunity to cure for the breaching party before the end of such 60-day period (and in the case of such a cure, this Agreement shall remain in full force and effect). Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination. The rights and obligations of Twist and Customer in Sections 1.3 (pro-rated through the termination date), 1.6(b) (which will survive for the originally agreed upon Term plus six (6) months after the Term), 1.9, and 2 through 8 (inclusive) will survive any termination of this Agreement.

7.5 Termination for Shortfall. Notwithstanding the foregoing, should Customer fail to place more than [***] of the Quarterly Minimum set forth in Exhibit A for two consecutive quarters, Twist shall have the right to terminate this Agreement.

7.6 Effects of Termination. Transactions not delivered before the effective date of expiration or termination of this Agreement shall survive expiration or termination of this Agreement until completed, unless this Agreement is terminated for breach by a Party or insolvency of a Party. Twist shall be entitled to receive and retain all Fees due for Transactions surviving the effective date of termination.

7.7 Survival. Sections 1.3, 1.6, 1.8, 1.9, 2, 3, 4, 5, 6, 7.6, 7.7 and 8 shall survive any termination or expiration of this Agreement. Termination or expiration of this Agreement shall not affect Customer’s liability for any obligations or liabilities that have accrued prior to such expiration or termination (including without limitation any Fees owed by Customer) or any breach of this Agreement committed before such expiration or termination.

8. MISCELLANEOUS

8.1 Entire Agreement; Modification; Waiver; Counterparts. This Agreement, as of the Effective Date, together with any accepted Transactions (to the extent provided herein), represents the entire agreement between the parties, and supersedes all prior agreements and understandings, written or oral, with respect to the matters covered herein, and is not intended to confer on any third-party any rights or remedies hereunder. No modification of, or amendment to, nor any waiver of any rights under, this Agreement will be effective unless in a mutually signed writing. The waiver of one breach or default or any delay in exercising any rights will not constitute a waiver of any later breach or default. This Agreement may be executed in counterparts (including by PDF or other electronic form), each of which will be deemed an original and all of which together will constitute one instrument.

8.2 Delays. If either party is prevented from performing or is unable to perform any of its obligations under this Agreement (other than any payment obligation) due to any Act of God, major forces, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material unavailability, or any other cause beyond the reasonable control of the party invoking this Section, and if such party will have used its commercially reasonable efforts to mitigate its effects, such party will give prompt written notice to the other party, and the time for the performance will be extended for the period of delay or inability to perform due to such occurrences.

8.3 Governing Law; Arbitration; Fees. This Agreement will in all respects be governed by the laws of the State of Delaware without reference to its principles of conflicts of laws. Any dispute or claim arising out of or in connection with this Agreement will be finally settled by binding arbitration in Wilmington, Delaware under the Rules of Arbitration of the American Arbitration Association, by at least one arbitrator appointed in accordance with said rules. The arbitrator shall apply Delaware law, without reference to rules of conflicts or law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

8.4 Relationship of the Parties. Nothing in this Agreement is to be construed as creating an agency, partnership, or joint venture relationship between the parties hereto. Neither party will have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of any other party, whether express or implied, or to bind the other party in any respect whatsoever. Each party may identify the other as a customer or supplier, as applicable.

8.5 Publicity. The Parties have issued a joint press release to announce the forthcoming execution of this Agreement, and, following the issuance of such press release, Twist and Customer may each disclose to Third Parties the information contained in such press release without the need for further approval by the other. Neither Party shall issue any other public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned). Following issuance of the press release, in the event a Party desires to issue any public announcement, press release, or other public disclosure, such Party shall submit the proposed disclosure in writing to the other Party at least fourteen (14) Business Days prior to the anticipated date of disclosure; provided that if the other Party has not provided its consent (or indicated that it does not consent) to such proposed disclosure within such fourteen (14) day period, such consent shall be deemed to have been given and the disclosing Party may make the proposed disclosure. With respect to such press releases, the terms of this Agreement and all activities under this Agreement will be kept confidential except as specifically agreed to by the parties or as otherwise required by law.

8.6 Notices. Any notice, demand or request required or permitted to be given under this Agreement must, unless otherwise specified in this Agreement, be in writing and will be deemed sufficient when delivered personally or by overnight courier providing evidence of receipt, addressed to the party to be notified at such party’s address as set forth on the first page of this Agreement, as subsequently modified by written notice. Notice shall be deemed effective upon receipt.

8.7 Right to Notice of Proposed Acquisitions; Discussions of Consequential Changes. Twist agrees to provide prompt written notice to Customer (an “Offer Notice”) upon Twist’s receipt of a bona fide notice, proposal, or offer, in each case in writing, from a Specified Party in connection with a proposed merger or sale of Twist or of substantially all of the assets of Twist to which this Agreement applies (in each case a “Proposed Acquisition”) on condition that Twist’s board of directors determines to proceed with negotiations in respect of such Proposed Acquisition. For the avoidance of doubt, (i) any Offer Notice provided pursuant to this Section 8.7 shall only be required to include an indication that the circumstances contemplated by the first sentence of Section 8.7 have occurred and need not include any terms of such Proposed Acquisition nor the identity of the third party offeror with respect to such Proposed Acquisition and (ii) the first sentence of Section 8.7 shall not apply to any consolidation or merger of Twist with or into any other entity in which the holders of Twist’s outstanding voting securities immediately before such consolidation or merger, immediately after such consolidation or merger, retain voting securities representing a majority of the voting power of the surviving entity or voting securities representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity.

8.8 Terminal Order. Upon receipt of a Notice of Consummated Change in Control within the last twelve (12) months of the Term, in addition to any other rights Customer may have hereunder, Customer shall be entitled to place a single Transaction in respect to a number of Deliverables not to exceed [***] (the “Terminal Order”) on or prior to the last day of the Term. Subject to the last sentence of this Section 8.8, Customer’s notice to Twist of its election to place a Terminal Order shall constitute a binding obligation by Customer to purchase the quantities of Deliverables referenced therein and by Twist to supply such quantities of Deliverables. Twist shall update Customer periodically (but no less frequently than quarterly) regarding its status and progress on the Terminal Order build. Customer, by written notice to Twist, may request to modify the specific Deliverables or quantities set forth in the Terminal Order solely to the extent that (i) Twist has not commenced the manufacture or production of such Deliverables prior to the date Twist actually receives such notice from Customer and (ii) the number of Deliverables in the Terminal Order, as modified by such notice, does not exceed 100,000 Deliverables.

8.9 Assignment. Neither party may assign the Agreement, in whole or in part, without the prior written consent of other party, such consent to not be unreasonably withheld or delayed, except that either Party may make such assignment without the prior written consent of the other Party to an Affiliate, as defined below (so long as such Party shall remain jointly and severally liable with such Affiliate with respect to all obligations so assigned and so long as such Affiliate is not a direct competitor of the other party). Subject to Customer’s right to terminate this

Agreement in connection with a Specified Change in Control, either party may assign this Agreement without consent to the relevant acquiring entity in connection with a merger or sale of such party or of substantially all of the assets to which this Agreement applies; [***] For purposes of this Agreement, “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto, where “control” shall mean (i) the beneficial ownership (direct or indirect) of at least fifty percent (50%) or more of the voting stock or other ownership interest of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority), or (ii) the power (direct or indirect) to direct or cause the direction of the management and policies of the subject entity, whether through the ownership or control of voting securities, by contract or otherwise.

[Signature Page to Follow On Next Page]

In witness whereof, the parties have caused this Agreement to be duly executed as of the date first written above.

Twist Bioscience Corporation		Ginkgo Bioworks, Inc.

By:	/s/ William Banyai	By:	/s/ Barry Canton
Name: William Banyai		Name: Barry Canton
Title: Chief Operating Officer		Title: Founder